News Release: Final

New Mexico Software Expects Record First Quarter Revenue as Business Continues to Grow Strongly

Company Expects to Be Self-Sustaining in 2009

ALBUQUERQUE, N.M. – April 16, 2009 -- New Mexico Software, Inc. (OTC Bulletin Board NMXC), a leading services provider of next-generation business and medical services, announced today that it expects to report record revenues in the range of $925,000 to $950,000 for the first fiscal quarter ended March 31, 2009. The company expects to formally report first quarter results on or about May 15, 2009.

New Mexico Software CEO Dick Govatski said, “Our preliminary unaudited numbers for the first quarter show that revenue will be almost equal to the total company revenue for all of 2007. This underscores the strong growth rate of our Telerad Services, which we started in June of last year.

“This puts us on track for a very strong 2009. As stated in our recently filed annual report on Form 10-K, we anticipate an operating cash flow requirement of $4,200,000 to $5,000,00 for 2009. We expect this cash outflow requirement to be more than covered by cash inflows from sales.  We do not anticipate a need to incur debt or sell stock.”

“Our company is growing better than ever. Revenues are moving up sharply and the bottom line continues to improve. I believe 2009 will be a very good year for the company and for the shareholders.”

About New Mexico Software, Inc.

New Mexico Software, Inc. develops and provides medical IT services and solutions that enable improved and faster communication within the preventative, comprehensive and critical healthcare segments. New Mexico Software also provides software and hardware that streamlines administrative processes for a more efficient working environment. Telerad Service is a wholly owned subsidiary of New Mexico Software whose primary focus is to deliver interpretive radiological cases studies for medical facilities. For more information, visit http://www.nmxc.net or http://www.nmxs.com, or contact Dick Govatski, president and CEO, at 505-255-1999 or ceo@nmxs.com.

An investment profile on New Mexico Software may be found at http://www.hawkassociates.com/profile/nmxc.cfm. For an online investor relations kit, visit http://www.hawkassociates.com or http://www.americanmicrocaps.com. For more investor-related questions, contact Frank Hawkins or Susan Zhou, Hawk Associates, at 305-451-1888 or New.Mexico.Software@hawkassociates.com. To subscribe to future releases via e-mail alert, visit http://www.hawkassociates.com/about/alert/.

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.